Exhibit 99.1

AGY Holding Corp. Announces 2008 Second Quarter Results and Bondholder

and Investor Conference Call

AIKEN, SOUTH CAROLINA - (August 11, 2008) – AGY Holding Corp. (“AGY” or the “Company”) reports its 2008 second quarter fiscal results.

•	Second quarter 2008 revenue of $64.1 million reflects a 32% increase over the second quarter of 2007 and an 11% increase over the first quarter of 2008.

•

Income from operations for the second quarter of 2008 was 43% higher than the second quarter of 2007 due to a favorable product mix and the volumes associated with the Company’s acquisition in late 2007 of Owens Corning’s Continuous Filament Mat business.

•

Adjusted EBITDA for the second quarter of 2008 improved 51% when compared to the second quarter of 2007 and 33% over the first quarter of 2008 as a result of the continuation of AGY’s strategic initiatives.

Summary Financial Performance

($ in millions)

	Quarter Ended June 30,		Six months Ended June 30,
	2008	2007	2008	2007
Net sales	$64.1	$48.6	$122.0	$86.4
Income from operations	7.3	5.1	11.6	6.8
Net income (loss)	0.8	—	(0.6)	(2.2)

Non-GAAP measures:
EBITDA(1) Adjusted EBITDA (1)	10.7 14.2	7.7 9.4	18.4 24.9	13.7 18.3
Adjusted EBITDA margin (2)	22.2%	19.3%	20.4%	21.2%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.

Net sales of $64.1 million reflect an increase of $15.5 million, or 32%, in the second quarter of 2008, when compared to the second quarter of 2007 as a result of broad based gains in most market segments. Defense market sales increased by over 116% for the second quarter of 2008 when compared to the second quarter of 2007 due to higher sales of Advanced Materials in support of key programs including the Mine Resistant Ambush Protected vehicles and associated Explosively Formed Penetrator kits. Aerospace market sales grew by 23% in the second quarter of 2008 as compared to the second quarter of 2007 as a result of OEM and retrofit requirements for lighter weight, high-performance composite materials. Additionally, the second quarter results of 2008 included the impact of the Continuous Filament Mat (“CFM”) acquisition completed in October 2007, which contributed $8.3 million of revenue for the quarter. Net sales were $122.0 million for the first six months of 2008, representing an increase of approximately 41% over the comparable period of 2007, due to continued strength in the defense, electronics and aerospace markets, as well as the impact of the CFM acquisition.

Income from operations for the second quarter of 2008 was $7.3 million, or 11.4% of net sales, compared to $5.1 million, or 10.5% of net sales, reported in the second quarter of 2007. Net income for the second quarter of 2008 was $0.8 million, compared to a net loss of $0.03 million reported for the comparable quarter of 2007. Adjusted EBITDA, a measurement management uses to measure operating results, was $14.2 million, or 22.2% of net sales for the second quarter of 2008, compared to $9.4 million, or 19.3% of net sales, reported in the comparable quarter of 2007. A more profitable product mix resulting from higher volumes in the defense and aerospace markets and incremental revenue associated with the CFM acquisition favorably impacted profitability during the second quarter of 2008. However, these gains were partially offset by costs associated with expanding AGY’s manufacturing capacity in support of market demand, higher alloy lease costs, inflationary pressure in raw materials and increased selling, general and administrative expense necessary to support business development activities associated with strategic growth initiatives.

Income from operations for the first six months of 2008 was $11.6 million, or 9.5% of net sales, compared to $6.8 million, or 7.9% of net sales, reported for the comparable period of 2007. The net loss for the six months ended June 30, 2008 was $0.6 million, compared to a net loss of $2.2 million reported during the first six months of 2007. Adjusted EBITDA was $24.9 million for the first six months of 2008, representing an increase of approximately 36% over the comparable period of 2007. Increased volumes, a favorable product mix and selected price increases added to profitability in 2008. These gains were partially offset by costs associated with strategic initiatives, non-recurring expense due to a furnace disruption at the Company’s Aiken, SC facility, inflationary pressures in certain raw materials and higher alloy lease costs.

The Company’s cash balance as of June 30, 2008 was $1.5 million. Cash provided by operating activities was $13.4 million for the six months ended June 20, 2008, while investing activities used $30.1 million, including the purchase of $25.1 million of alloy, which was necessary to support production increases associated with defense market requirements. Cash borrowings under the Company’s revolving credit facility were $13.1 million as of June 30, 2008.

“We are pleased with the success of our strategic initiatives through the first half of 2008, as we have experienced a 41% increase in revenues and generated approximately 36% more Adjusted EBITDA than in the first half of 2007,” remarked Doug Mattscheck, President and Chief Executive Officer. “We continue to focus on expanding our global markets, developing applications that target advanced materials requirements, and increasing production capacity through lean initiatives and technology investments.

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace and defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand (including whether or not the Company is awarded certain new defense contracts that it has sought to obtain); the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the reports that the Company furnishes to its indenture trustee and holders of its 11% senior second lien notes and the Company’s filings with the US Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Wayne T. Byrne AGY Holding Corp. PH: 803-643-1257 wayne.byrne@agy.com

The Company will hold a conference call to discuss the first quarter 2008 results and respond to questions. The details for the call are as follows:

Date: August 12, 2008

Time: 1:30pm EST

Dial-in number: 866-901-2585

International: 404-835-7099

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except share and per share data)

	June 30, 2008 (Unaudited)	December 31, 2007 (1)
Assets
Current assets:
Cash	$1,466	$5,204
Restricted cash	1,231	1,217
Trade accounts receivables, less allowances of $4,101 and $3,842 at June 30, 2008 and December 31, 2007, respectively	18,702	16,717
Inventories, net	29,874	32,427
Deferred tax assets	10,683	11,392
Other current assets	5,917	2,435

Total current assets	67,873	69,392
Property, plant and equipment, and alloy metals, net	180,190	163,054
Intangible assets, net	22,744	24,034
Goodwill	84,803	85,457
Other assets	810	213

TOTAL	$356,420	$342,150

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$13,110	$10,939
Accrued liabilities	16,009	17,468
Current portion of long-term debt and capital lease obligations	1,100	1,246

Total current liabilities	30,219	29,653
Long-term debt	188,100	175,000
Pension and other employee benefit plans	11,841	11,250
Deferred tax liabilities	30,207	30,207

Total liabilities	260,367	246,110

Commitments and contingencies
Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	100,684	100,102
Accumulated deficit	(4,778)	(4,217)
Accumulated other comprehensive income	147	155

Total shareholder’s equity	96,053	96,040

TOTAL	$356,420	$342,150

(1)	Derived from audited financial statements.

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$64,069	$48,564	$122,034	$86,397
Cost of goods sold	51,721	39,014	100,453	70,749

Gross profit	12,348	9,550	21,581	15,648
Selling, general and administrative expenses	4,912	4,220	9,352	8,234
Amortization of intangible assets	465	419	929	838
Other operating income	308	195	319	195

Income from operations	7,279	5,106	11,619	6,771
Other (expense) income:
Interest expense	(6,017)	(5,058)	(12,636)	(10,146)
Other (expense) income, net	(87)	(57)	109	(77)

Income (loss) before income tax benefit	1,175	(9)	(908)	(3,452)
Income tax (expense) benefit	(423)	(22)	346	1,297

Net income (loss)	$752	$(31)	$(562)	$(2,155)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Six Months Ended June 30,
	2008	2007
Cash flow from operating activities:
Net loss	$(562)	$(2,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	5,702	6,150
Alloy metals depletion, net	5,843	3,516
Amortization of debt issuance costs	362	304
Amortization of intangibles with definite lives	929	838
Gain on sale or disposal of assets	(798)	(181)
Stock compensation	582	624
Deferred income taxes expense (benefit)	709	(1,314)
Changes in assets and liabilities:
Trade accounts receivable	(1,985)	(4,291)
Inventories	2,553	969
Other assets	(1,193)	21
Accounts payable	2,171	1,299
Accrued liabilities	(1,459)	(1,844)
Pension and other employee benefit plans	592	318

Net cash provided by operating activities	13,446	4,254

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(30,854)	(3,446)
Proceeds from the sale of assets	1,326	263
Increase in restricted cash	(14)	(32)
Other investing activities	(586)	85

Net cash used in investing activities	(30,128)	(3,130)

Cash flows from financing activities:
Payments on capital leases	(146)	(438)
Proceeds from Revolving Credit Facility	48,700	11,000
Payments on Revolving Credit Facility	(35,600)	(11,000)
Debt issuance costs and other	—	(44)

Net cash provided by (used in) financing activities	12,954	(482)

Effect of exchange rate changes on cash	(10)	12
Net increase (decrease) in cash	(3,738)	654
Cash, beginning of period	5,204	1,580

Cash, end of period	$1,466	$2,234

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and six months ended June 30, 2008 and 2007 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Statement of operations data:
Net income (loss)	$0.8	$(0.0)	$(0.6)	$(2.2)
Interest expense	6.0	5.1	12.6	10.2
Income tax benefit (expense)	0.4	—	(0.3)	(1.3)
Depreciation and amortization	3.5	2.6	6.7	7.0

EBITDA	$10.7	$7.7	$18.4	$13.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
EBITDA	$10.7	$7.7	$18.4	$13.7
Adjustments to EBITDA:
Alloy depletion charge, net	3.4	1.4	5.8	3.5
Non-cash compensation charges	0.2	0.3	0.6	0.6
Management fees	0.2	0.2	0.4	0.4
Gain on the sale of assets	(0.9)	(0.2)	(0.9)	(0.2)
Anderson facility one-time exit costs	0.6	—	0.6	—
Union signing bonus and others	—	—	—	0.3

Adjusted EBITDA	$14.2	$9.4	$24.9	$18.3

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as consolidated cash flow under the indenture governing the Company’s senior second lien notes, which is used in calculating its Fixed Charge Coverage Ratio under the indenture.